Exhibit 7.5

LUMINUS MANAGEMENT ALERTS TRANSALTA SHAREHOLDERS TO FEBRUARY 25 RECORD DATE FOR 2008 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Urges Shareholders To Take Steps To Ensure Ability To Vote At April 22 Meeting

New York, February 12, 2008 – Luminus Management, LLC and LS Power (collectively “Luminus Group”), TransAlta Corporation’s (TSX: TA) (NYSE: TAC) largest shareholder, today noted that TransAlta has set a record date of February 25, 2008 and a meeting date of April 22, 2008 for its upcoming Annual and Special Meeting of Shareholders according to a February 11, 2008 filing by TransAlta with Canadian securities regulators.

Luminus Group, the beneficial holder of approximately 8% of TransAlta’s shares, has put forth various shareholder proposals for inclusion in TransAlta’s Management Proxy Circular for the 2008 Annual and Special Meeting, including a proposal that reserves Luminus Group’s right to nominate directors for election at that meeting.  Luminus Group intends to announce its director nominees shortly.

Luminus Group urges TransAlta shareholders to take the necessary steps with their custodial banks and brokerage firms to ensure they have the ability to vote at the upcoming Annual and Special Meeting.  TransAlta shareholders should pay particular attention to any shares presently held in swap arrangements or in margin accounts.  In order to ensure that TransAlta shareholders have the ability to vote, they should begin the process of promptly unwinding any swap accounts to allow sufficient time before the February 25 record date.  Likewise, Luminus Group is also recommending that TransAlta shareholders with any shares held in margin accounts that may be loaned by a broker should move the shares into a cash account in advance of the February 25 record date.  Shareholders also interested in adding to their ownership of TransAlta should complete any such purchases by February 20 to allow for trade settlement by the record date, permitting them to vote those shares at the Annual and Special Meeting.

For more information, please visit www.ImproveTransAlta.com

About the Luminus Group:

Luminus Management
Founded in 2002, Luminus Management is the Investment Advisor to two investment partnerships – Luminus Energy Partners Master Fund, Ltd. and Luminus Asset Partners, LP.  Luminus Management focuses primarily on investing in independent power and utility securities.  The investment partnerships to which Luminus Management is Investment Advisor have approximately $1.4 billion of equity under management.

LS Power
Founded in 1990, LS Power is a fully integrated development, investment and asset management group with a proven track record of successful development activities, operations management and commercial contract origination and optimization.  As a developer, LS Power has successfully developed gas-fired facilities and coal-fired facilities representing over 7,000 MW of total capacity, and is currently developing more than 6,000 MW of coal, natural gas and renewable power generation facilities. LS Power currently owns and manages three natural gas-fired power generation facilities representing approximately 1,765 MW.  LS Power has purchased eighteen power generation projects with approximately 11,800 MW of generation capacity and manages two investment funds with approximately $4.3 billion of committed equity capital.

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The foregoing includes, refers to or incorporates by reference certain statements that are “forward-looking statements”. All statements, other than statements of historical fact, in the foregoing that address activities, events or developments, proposed acquisitions, dispositions and financings that may occur in the future, including TransAlta’s future growth, results of operations, performance and business prospects and opportunities, and the assumptions underlying any of the foregoing, are forward-looking statements. These statements generally can be identified by use of forward-looking words such as “may”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “project”, “should”, or “continue” or the negative thereof or similar variations. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, many of which are beyond the Luminus Group’s control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to: business risks; cost of fuels to produce electricity, legislative or regulatory developments, competition, global capital markets activity, changes in prevailing interest rates, currency exchange rates, inflation levels, plant availability, and general economic conditions. There can be no assurance that the expectations of the Luminus Group will prove to be correct.

Although the forward-looking statements contained in the foregoing are based upon what the Luminus Group believes are reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements.

All forward-looking statements in the foregoing speak as of January 16, 2008.  The Luminus Group shall have no duty and does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise.

The information concerning TransAlta contained in the foregoing has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources.

The foregoing does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by vote, written consent or otherwise by, TransAlta’s shareholders. Any such solicitation, if made, will be made only in compliance with applicable law.

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Media Contacts:
Sard Verbinnen & Co.
Paul Caminiti/Dan Gagnier/Lesley Bogdanow
212-687-8080